UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 23, 2011

ITP Energy Corporation
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-52317	98-0438201
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Via Federico Zuccari, 4, Rome, Italy		00153
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: + 39 (06) 5728 8176

(Former name or former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On November 23, 2011, ITP Energy Corporation (“we” or the “Company”) entered into an agreement (the “Placement Agency Agreement”) with Maxim Group LLC (“Maxim”), pursuant to which Maxim agreed to act as the exclusive private placement agent for a proposed sale of equity, debt or equity-linked securities in the aggregate gross amount of up to approximately $7,000,000 to be issued by our Company to one or more accredited investors (the “Offering”) pursuant to and in reliance with the exemption from registration afforded by Section 4(2) of the U.S. Securities Act of 1933, as amended. We are not obligated to accept any offers for our securities and we retain the right to determine all of the terms and conditions under which we will agree to issue our securities and to accept or reject any proposals submitted by Maxim, in our sole and absolute discretion. The terms of the securities and the gross proceeds to our Company will be negotiated with one or more accredited investors, if any.

Maxim is required to use its commercially reasonable best efforts to complete the Offering as soon as practicable. The Placement Agency Agreement expires on January 31, 2012. The Placement Agency Agreement does not constitute a commitment by Maxim, express or implied, to purchase any of our securities for its own account or for the account of its customers.

Pursuant to the Placement Agency Agreement, we have agreed to indemnify Maxim against certain liabilities, including liabilities under the Securities Act of 1933, as amended.  We may also be required to contribute to payments Maxim may be required to make in respect of such liabilities.  The Placement Agency Agreement contains representations, warranties and covenants, and certain conditions to closing of the Offering, that each of the parties made to, and are solely for the benefit of, the other party in the context of all of the terms and conditions of such Placement Agency Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 30, 2011

ITP Energy Corporation
(Registrant)

/s/ Manfredi Mazziotti di Celso
Signature

Chief Executive Officer
Title